Filed pursuant to Rule 433
Registration Statement No. 333-148982

The press release below was issued on August 5, 2008:

ZION OIL & GAS EXTENDS MINIMUM OFFERING DATE

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Caesarea, Israel - August 5, 2008 - Zion Oil & Gas, Inc. (Amex: ZN) of Dallas, Texas and Caesarea, Israel announced today that it has extended to October 11, 2008, the period in which Zion can accept subscriptions and payments for the minimum number of units in its “best efforts minimum/ maximum offering” that Zion commenced on May 14, 2008.

In the event that Zion does not receive and accept subscriptions and payment for a minimum of 325,000 Units ($3,250,000) on or before October 11, 2008, then Zion’s follow-on offering will be terminated, and all funds then held in the offering escrow account will be returned to investors.

In the event that Zion receives and accepts subscriptions and payment for a minimum of 325,000 Units ($3,250,000) on or before October 11, 2008, then Zion’s follow-on offering may be further extended until 9 January 2009.

Zion Oil & Gas, Inc., a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa. It currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north covering a total of approximately 162,000 acres.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements relating to Zion’s public offering, the timing of any closing and the results thereof, Zion’s planned operations, potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in the Prospectus and are beyond Zion's control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Accordingly, Zion can give no assurance that the expectations reflected in these statements will prove to be correct. Zion assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

Contact:

Ashley Chatman
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Tel: (1) 214-221-4610
Email: dallas@zionoil.com